Exhibit 3.1

AMENDMENT NO. 2

TO

AMENDED AND RESTATED BY-LAWS

OF

THOMAS GROUP, INC.

The following Amendment No. 2 to the Amended and Restated By-Laws of Thomas Group, Inc. (as previously amended, the “By-Laws”), is adopted by the Board of Directors of Thomas Group, Inc. effective as of June 1, 2011:

Article III, Section 8 of the By-Laws is hereby deleted in its entirety, and the following provision is substituted in its place and stead:

“Section 8.  Notice of Meetings.  Notice of each special meeting of the Board (and of each regular meeting for which notice shall be required), stating the time, place and purposes thereof, shall be mailed to each Director, addressed to him at his residence or usual place of business, or shall be sent to him by facsimile or electronic transmission (provided, with respect to electronic transmission, that the director has consented to receive the form of transmission at the address to which it is directed), or shall be given personally or by telephone, on twenty-four (24) hours notice, or such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.  Notice of any such meeting need not be given to any Director, however, if waived by him before or after the other form of recorded communication, or if he shall be present at the meeting, except when he is present for the express purpose of objecting at the beginning of such meeting to the transaction of any business because the meeting is not lawfully called or convened.”

The first paragraph of Article VII, Section 1 of the By-Laws is hereby deleted in its entirety, and the following provision is substituted in its place and stead:

“Section 1. Stock Certificates.  Shares of capital stock of the Corporation may be certificated or uncertificated as determined by the Board.  In the event any shares are certificated, the certificates representing stock of the Corporation shall be in such form as shall be approved by the Board and shall be numbered and entered in the books of the Corporation as they are issued.  A certificate for shares of capital stock of the Corporation shall exhibit the holder’s name and number of shares and may be mechanically signed by (a) the Chairman of the Board or the President and (b) any of the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary (except that, when any such certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or any employee, the signatures of any such officers may be facsimiles, engraved or printed), which may be sealed with the seal of the Corporation (which seal may be a facsimile, engraved or printed), certifying the number of shares of capital stock of the Corporation owned by such stockholder.  In case any officer who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.”

Article VII, Section 5 of the By-Laws is hereby deleted in its entirety, and the following provision is substituted in its place and stead:

“Section 5.  Lost Certificates.  If the shares of capital stock of the Corporation have not become uncertificated, the Board may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.   When authorizing such issue of a new certificate, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate.”